Exhibit 21.1

Subsidiaries of Clever Leaves Holdings Ltd.

Subsidiaries	Jurisdiction of incorporation	Ownership
Clever Leaves International Inc.	British Columbia, Canada	100%
1255096 B.C. Ltd.	British Columbia, Canada	100%
Northern Swan International, Inc.	British Columbia, Canada	100%
Northern Swan Management, Inc.	British Columbia, Canada	100%
Northern Swan Deutschland Holdings, Inc.	British Columbia, Canada	100%
Northern Swan Portugal Holdings, Inc.	British Columbia, Canada	100%
NS Herbal Brands, International, Inc.	British Columbia, Canada	100%
Eagle Canada Holdings, Inc.	British Columbia, Canada	100%
Northern Swan Europe, Inc.	British Columbia, Canada	100%
Northern Swan Portugal, Unipessoal LDA	Portugal	100%
Herbal Brands, Ltd.	United Kingdom	100%
NSP Cultivation, S.A.	Portugal	100%
Clever Leaves US, Inc.	Delaware, USA	100%
NS US Holding, Inc.	Delaware, USA	100%
Herbal Brands, Inc.	Delaware, USA	100%
Ecomedics S.A.S.	Colombia	100%
Clever Leaves UK Limited	United Kingdom	100%
Nordschwan Holdings, Inc.	British Columbia, Canada	100%
IQANNA GmbH	Germany	100%